Exhibit 21

                            Significant Subsidiaries


                                                                   Name under
                                              State or other    which subsidiary
                                             jurisdiction of        conducts
         Name of Subsidiary                   incorporation         business
         ------------------                   -------------         --------

Isogen International, LLC                        Delaware             Same

Innodata India (Private) Limited                  India               Same

Innodata XML Content Factory, Inc.             Philippines            Same

ESS Manufacturing Company, Inc.                Philippines            Same

Content Online Services, Inc.                  Philippines            Same

Innodata Asia Holdings, Limited                  Bermuda              Same

Innodata Lanka (Private) Limited                Sri Lanka             Same